UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report – January 21, 2009
(Date of earliest event reported)

MACE SECURITY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22810	03-0311630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

240 Gibraltar Road, Suite 220, Horsham, Pennsylvania 19044
(Address of Principal Executive Offices)

Registrant's Telephone No., including area code:  (267) 317-4009

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

1.        On January 15, 2009, Mace Security International, Inc. (the “Corporation” or the “Company”) entered into an agreement of sale for two of the three car washes it owns in Austin, Texas for a sales price of $6,000,000.  The book value of the two washes is approximately $5,300,000.  After the payment of debt and customary closing costs, the Corporation expects to net approximately $3,200,000 in cash from the sale. The debt which will be paid is cross collateralized on the two car washes being sold plus a third Austin, Texas car wash owned by the Corporation.  The third car wash will have no secured debt after the debt payment. The transaction is conditioned upon the buyer being satisfied with a Phase 2 environmental study that will be conducted on the two sites.  The transaction is required to be closed thirty days after the buyer has obtained the satisfactory Phase 2 environmental study.  No assurances can be given the transaction will be consummated.

2.        On January 14, 2009, the Company sold its two remaining San Antonio, Texas car washes.  Both car washes had been closed as they were operating at a loss.  The two car washes had a combined book value of $1,000,000.  The sales price of the car washes was $1,000,000.  The sales price was paid by the buyer issuing the Corporation a promissory note in the amount of $750,000, secured by a deed of trust on both car washes, with the balance being paid in cash.  The promissory note bears interest at 6% per annum, has monthly payments based on a 20 year amortization schedule and is due on January 14, 2014.  The Corporation received the cash portion of the purchase price at closing after deduction of customary closing costs.

Item 9.01      Financial Statements and Exhibits.

(c)      Exhibits.  The following exhibits are being filed herewith:

99.1  Press Release issued by the Company dated January 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	January 22, 2009	Mace Security International, Inc.

		By:	/s/ Gregory M. Krzemien
Gregory M. Krzemien
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Company dated January 21, 2009.